EXHIBIT 10.63

WARRANT EXCHANGE AGREEMENT

This Warrant Exchange Agreement (“Agreement”), dated as of August 1, 2014 (“Effective Date”), is entered into by and between Axion Power International, Inc., a Delaware corporation (the “Company”), and Capital Ventures International (“Investor”). The parties agree as follows:

RECITALS

A. Investor holds warrants (each a “Warrant” and collectively, the “Warrants”) to purchase shares of the Company’s common stock (“Common Stock”) that are listed on Exhibit A hereto. Such Warrants were originally issued pursuant to a Securities Purchase Agreement, dated May 7, 2013. All terms used and not defined herein are used as defined in the Securities Purchase Agreement.

B. The parties understand that the number of shares issuable hereunder reflects consummation of a proposed 50 for 1 reverse stock split of the Common Stock (“Reverse Split”), which shall occur subsequent to the date of this Agreement. All numbers in this Agreement are pre- Reverse Split and will be adjusted accordingly.

C.                The Company and the Investor desire to enter into this Agreement, pursuant to which, the Company and the Investor shall exchange the Warrant for the number of shares of Common Stock listed in the last column of the table on Exhibit A, which number reflects the proposed Reverse Split (at a ratio of 1.7 shares of Common Stock for each Warrant so that, by way of example, if the Investor holds 10 Warrants, it would receive 17 shares of Common Stock) (the “Shares”).

D. The exchange of the Warrant for the Shares is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

AGREEMENT

In consideration of the above recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.                   Exchange of Warrants.

(a)                 Exchange of Warrants.  On the terms and subject to the conditions set forth herein, as of the date hereof (the “Closing Date”), the Investor hereby sells, assigns, delivers and transfers to the Company all of its right, title and interest in and to the Warrant in exchange for the Shares.  It is expressly understood and agreed that the exchange of the Warrants for the Shares to be issued by the Company simultaneously therewith is being undertaken pursuant to Section 3(a)(9) of the Securities Act. For the purposes of Rule 144 of the Securities Act, the Company acknowledges and agrees that the holding period of the Warrants (which commenced on May 7, 2013) may be tacked onto the holding period of the Shares, and the Company agrees not to take a position contrary thereto or inconsistent therewith. The Company shall take all actions, including, without limitation, the issuance by its legal counsel of any necessary legal opinions, necessary to issue the Shares without restriction and not containing any restrictive or other legend without the need for any action by the Investor, other than provision of a standard Seller’s and/or Broker’s representation letter consistent with a transaction of this nature. The issuance of the Shares is in full satisfaction of the Company’s obligations to Investor under prior agreements, and all obligations are limited to those set forth in this Agreement.

(b)                 Delivery of Warrants. The Investor shall deliver the Warrant to the address specified by the Company within ten (10) days after the date hereof, and the Warrants shall be deemed null and void ab initio upon delivery of the Shares under subparagraph (c) below.

(c)                 Delivery of Shares. On the date hereof, the Company shall credit the number of Shares to the balance account specified in writing by the Investor with The Depository Trust Company through its Deposit/Withdrawal at Custodian system. It is expressly understood and agreed that the Warrants shall be cancelled by the Company following the Company’s delivery of the Shares to the Investor in accordance with this Section 1(c).

(d)                 Restrictions on Transfer of the Shares. Investor shall not sell, pledge (other than in connection with a margin account), assign or otherwise transfer the Shares except as follows:

(i) Until the three month anniversary of the date hereof, Investor may sell, pledge, assign or otherwise transfer up to 10% of the number of Shares issued hereunder; and it may not sell, pledge, assign or otherwise transfer the remaining 90% of the number of Shares issued hereunder, except as provided under Section 1(d)(iv) below.

(ii) From the first day after the three month anniversary of the date hereof through the six month anniversary of the date hereof, Investor may sell, pledge, assign or otherwise transfer up to an additional 25% of the number of Shares issued hereunder (up to an aggregate of 35% inclusive of the 10% set forth in (i) above), except as provided under Section 1(d)(iv) below.

(iii) Until the six month anniversary of the date hereof, Investor may not, together with any person acting on behalf of or pursuant to any understanding with such Investor, sell shares of Common Stock of the Company received by such Investor pursuant to this Agreement during any Trading Day in an amount, in the aggregate, exceeding 15% of the composite aggregate share trading volume of the Common Stock measured at the time of each sale of securities during such Trading Day as reported on Bloomberg.

(iv) Notwithstanding anything to the contrary set forth herein, the Investor may sell Shares in excess of those permitted under subparagraphs (i), (ii) and (iii) above on any Trading Day on which the VWAP for the Company’s Common Stock for the preceding Trading Day is at least $0.19 pre- Reverse Split (or $9.50 post-Reverse Split) or less than $0.02 pre-Reverse Split (or $1.00 post-Reverse Split).

(v) The Company shall have the right to request electronic records from Investor relating to its trading of the Shares to ensure compliance with this paragraph 1(d), which shall be delivered within two business days of the date of each such request.

2.                   Representations and Warranties of the Company. The Company represents and warrants to Investor as of the date hereof as follows:

(a)    Authority. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

(b)    Issuance of Shares.  The Shares are duly authorized and, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company other than restrictions on transfer provided for herein. The offer and issuance of the Shares is exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) thereof.

(c)    Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The authorization, execution and delivery by the Company of this Agreement and the performance and consummation of the transactions contemplated thereby do not and will not (i) violate the Company’s Articles of Incorporation or Bylaws or any material judgment, order, writ, decree, statute, rule or regulation applicable to the Company; or (ii) violate any provision of any material agreement to which the Company is a party or by which it is bound.

(e)     Public Filings. The Company is current in its filings of all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To the Company’s actual knowledge, upon issuance, the Shares are eligible for sale by the Investors to the public without registration under the Securities Act.

(f)      Information. The Company confirms that neither it nor to its knowledge any other Person acting on its behalf has provided the Investor or any of its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Company or any of its subsidiaries, other than the existence of the transactions contemplated by this Agreement. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

3.                   Representations and Warranties of Investor. Investor represents and warrants to the Company as of the date hereof as follows:

(a)    Warrants.  The aggregate number of shares currently underlying the Warrants as of the date hereof is described accurately on Exhibit A.

(b)    Authority.  Investor has full right, power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder.

(c)    Enforceability.  This Agreement has been duly executed and delivered by Investor and is a valid and binding agreement, enforceable against Investor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(d)    Information on Company.   Investor has been furnished with information regarding the business, operations and financial condition of the Company, including without limitation, the Company’s most recent Form 10-K filed with the Commission before entering into this Agreement, all Forms 10-Q and 8-K filed subsequent to such Form 10-K, all exhibits filed with such Forms 10-K, 10-Q and/or 8-K, and all filings made with the Commission available at the EDGAR website.  In addition, Investor has received such other information concerning the Company’s operations, financial condition and other matters as Investor has requested in writing, and considered all factors Investor deems material in deciding on the advisability of entering into the transactions contemplated hereby.

(e)    Accredited Investor.  Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  Investor is experienced in investments and business matters and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Investor to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed transactions contemplated hereby.

(f)    Purchase for Own Account.  The Shares will be acquired by Investor for investment for Investor's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, except pursuant to resales registered or exempt under the Securities Act.

(g)    Pre-Existing Relationship.  Investor has a pre-existing personal or business relationship with the Company and/or one or more of its officers or directors.

(h)    Restricted Securities; No Market.  Investor understands that the Shares constitute “restricted securities” under the Securities Act and Rule 144 promulgated thereunder, and that such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, Investor is familiar with Rule 144 and understands the resale limitations imposed thereby and by the Securities Act.

(i)    Ownership of Securities.  Investor owns and has valid title to the Warrants referenced on Exhibit A, free and clear of all liens.  Investor has not sold, assigned or otherwise transferred to any third party any of the Investor's right, title or interest in or to any of such Warrants, and the Investor has not agreed to do the same.

(j)    No Tax or Legal Advice.  Investor understands that nothing in this Agreement, any other agreement or any other materials presented to Investor in connection with the transactions contemplated hereby constitutes legal, tax or investment advice.  Investor has consulted such legal, tax and investment advisors as Investor, in Investor’s sole discretion, has deemed necessary or appropriate in connection with its decision to enter into this Agreement.

5.                    Covenants.

(a)                 Disclosure of Transactions and Other Material Information. ~~The Company shall, on or before 8:30 a.m., New York City Time, on the first Business Day after the date of this Agreement, publicly issue a Current Report on Form 8-K disclosing all material terms of the transactions contemplated hereby.~~ From and after the issuance of the Form 8-K, the Investor shall not be in possession of any material, nonpublic information received from the Company, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the Form 8-K. In addition, effective upon the issuance of the Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate. The Company shall not, and shall cause each of its Subsidiaries and each of their respective officers, directors, employees and agents, not to, provide the Investor with any material, nonpublic information regarding the Company or any of its Subsidiaries from and after the date hereof without the express written consent of the Investor. To the extent that the Company delivers any material, non-public information to the Investor without the Investor's consent, the Company hereby covenants and agrees that the Investor shall not have any duty of confidentiality with respect to, or a duty not to trade on the basis of, such material, non-public information. The Company shall not disclose the name of the Investor in any filing, announcement, release or otherwise, unless such disclosure is required by law or regulation, except this initial Form 8-K and any further disclosure in any Securities Act and Exchange Act filings covering the same subject matter.

(b)                 Current public information. Until the date on which the Investor shall have sold all of the Shares (the “Reporting Period”), the Company shall timely file all reports required to be filed with the SEC pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would no longer require or otherwise permit such termination. A failure to timely file a Form 8-K, other than the 8-K referenced in paragraph 5(a), shall not be considered a breach of this covenant.

(c)                 Current Public Information Failure. If during the Reporting Period the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable) (a “Current Public Information Failure”) as a result of which the Investor is unable to sell all of the Shares without restriction under Rule 144, then, as partial relief for the damages to the Investor by reason of any such delay in, or reduction of, its ability to sell Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Company shall pay to the Investor (by wire transfer of immediately available funds to an account specified in writing by the Investor) an amount in cash equal to 1.0% of the number of unsold Shares which the Investor would then be contractually entitled to sell during the period of Current Public Information Failure, multiplied by the VWAP of the Common Stock on the date hereof immediately prior to execution of this Agreement on (i) the date of each Current Public Information Failure and (ii) every thirty (30) day anniversary of such Current Public Information Failure until the earlier of (1) the date such Current Public Information Failure is cured and (2) such time that such public information is no longer required pursuant to Rule 144 (in each case, pro rated for periods totaling less than thirty (30) days). The payments to which the Investor shall be entitled pursuant to this Section 16(b) are referred to herein as “Current Public Information Failure Payments.”  Following the initial Current Public Information Failure Payment for a particular failure (which shall be paid on the date of such failure as set forth above), without limiting the foregoing, if a failure giving rise to Current Public Information Failure Payments is cured prior to any thirty (30) day anniversary of such failure, then such Current Public Information Failure Payment shall be made on the third (3rd) Business Day after such cure. In the event the Company fails to make Current Public Information Failure Payments in a timely manner in accordance with the foregoing, such Current Public Information Failure Payments shall bear interest at the rate of 1.0% per month (prorated for partial months) until paid in full.

(d)                 Terms. The Company represents, warrants and covenants that the Company has not entered into, and will not, directly or indirectly, enter into (or provide, grant or enter into any waiver, amendment, termination or the like with respect to), any agreement, understanding, instrument or the like with, or for the benefit of, any holder of any of the other Warrants issued pursuant to the Securities Purchase Agreement (each an “Other Investor”) or any of their respective affiliates with or that results in any terms and/or conditions which are more favorable to any such Person than the terms and conditions provided to, or for the benefit of, the Investor. To the extent the Company enters into (or provides, grants or enters into any waiver, amendment, termination or the like with respect to) any, direct or indirect, agreement, understanding, instrument or the like with, or for the benefit of, any Other Investor or any of their respective affiliates that contains or results in any terms and/or conditions which are more favorable to any such Person than the terms and/or conditions provided to, or for the benefit of, the Investor, then the Investor, at its option, shall be entitled to the benefit of such more favorable terms and/or conditions (as the case may be) and this Agreement shall be automatically amended to reflect such more favorable terms or conditions (as the case may be).

6. Miscellaneous.

(a)     Waivers and Amendments.  Except as expressly provided otherwise herein, this Agreement may not be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and Investor.

(b)    Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

(c)    Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement.

(d)    Successors and Assigns. The rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(e)    Assignment by the Company. The rights, interests or obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(f)    Entire Agreement. This Agreement constitutes and contains the entire agreement among the Company and Investor regarding the subject matter hereof and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

(g)    Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows:  (i) if to Investor, at Investor’s address or facsimile number set forth on Exhibit B, or at such other address as Investor shall have furnished the Company in writing, or (ii) if to the Company, at 3601 Clover Lane, New Castle, PA, 16105, facsimile: (724) 654-1781, Attn:  Chief Executive Officer, or at such other address or facsimile number as the Company shall have furnished to the Investor in writing.  All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(h)    Separability of Agreements; Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.  Electronic copies of signed signature pages will be deemed binding originals.

[Signature Page Follows]

The parties have caused this Warrant Exchange Agreement to be duly executed and delivered as of the date and year first written above.

COMPANY:

AXION POWER INTERNATIONAL, INC.
a Delaware corporation

By:	/s/ David DiGiacinto
David DiGiacintoCEO

INVESTOR:

Name and Title

[Signature Page for Warrant Exchange Agreement]

EXHIBIT A

SHARES ISSUABLE

The table below sets forth (i) the number of shares of Common Stock underlying the Warrants held by Investor as of the Agreement Date, (ii) the number of Shares that would have been issued to Investor pursuant to this Agreement if the Reverse Split was not completed and (iii) the number of Shares that will be issued to Investor pursuant to this Agreement, assuming completion of the Reverse Split.

Investor	Date Warrant Initially Issued	Shares Currently Underlying Warrants	Shares Issuable Without Reverse Stock Split	Shares Issuable After Reverse Stock Split
Total

EXHIBIT B

ADDRESSES FOR NOTICE

INVESTOR	ADDRESS FOR NOTICE